Exhibit 107

Calculation of Filing Fee Tables

F-1
(Form Type)

Evaxion Biotech A/S
(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares DKK 1 nominal value (1)	457(c) 457(h)	4,649,250	$1.96	$9,112,530	0.0000927	$845.00
Fees Previously Paid	_		_	_	_	_	_	_
Carry Forward Securities
Carry Forward Securities

	Total Offering Amounts							$9,112,530
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$845.00

(1)	The ordinary shares registered hereby will be represented by American Depositary Shares (“ADSs”), each of which will represent one ordinary share of the registrant. Such ADSs issuable on deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No.: 333-252038).

(2)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Capital Market on June 30, 2022, which date is within five business days prior to the filing of this Registration Statement.